News Release
                                         Questar Corporation
                                         180 East 100 South
                                         P.O Box 45433
                                         Salt Lake City, UT 84145-0433
Jan. 7, 2000
NYSE: STR
Contact: Darren Shepherd
Office: 801-324-5167

Questar Gas Granted Interim Rate Relief
SALT LAKE CITY   The Utah Public Service Commission (PSC) has approved
a request by Questar Gas Co., an affiliate of Questar Corp. (NYSE:STR), for $7.065 million in immediate interim rate relief. The interim rates were ordered effective Jan. 1, 2000.
     The company requested interim cost recovery in conjunction with a $22.2 million general rate increase request filed with the commission on Dec. 17, 1999.
     In requesting interim rate relief, Questar Gas cited the significant financial effect of operating losses resulting from new gas processing required for safety-related removal of excess carbon dioxide from the gas stream. Questar Gas' request to recover the gas processing costs in a recent gas-cost pass-through filing was denied by the commission in December. That decision hastened Questar Gas' filing of the general rate case and request for interim rate relief.
     The Utah Division of Public Utilities supported Questar Gas' request for interim relief, noting that "a conservative interim increase is needed to maintain a minimum of financial health for the company" pending review of the general rate increase request. The division noted that the interim increase will help Questar Gas avoid "poor financial health" which "could ultimately adversely affect ratepayers through deteriorated service and higher costs." The division also cited Questar Gas' large capital requirements due to its rapid customer growth.
     Under the commission's order, the higher rates are subject to refund pending the PSC's decision on the full general rate-increase request. The commission's order means the annual bill for the typical residential customer using 115 decatherms per year will increase from $601 to $611, a 1.7% increase.
     "The commission's order comes at a critical time because of the continuing impact of the CO2 removal costs," said Nick Rose, Questar Gas president and CEO. "While the division did not directly address CO2 processing, we appreciate its recognition that higher rates are necessary to maintain Questar Gas' financial health and to attract investment capital necessary to expand our system and provide the level of service our customers have come to expect."
     The company still has before the PSC a request for rehearing of the PSC's earlier decision to deny CO2 processing coverage in the company's semiannual pass-through filing. "While the commission's decision today does mitigate the costs of the CO2 removal going forward, it does not address recovery of those costs already incurred in 1999 which the previous decision required be removed from the pass-through balancing account," said Rose.
     Questar Gas Company is a wholly owned subsidiary of Questar Corp. (NYSE:STR). Questar Corp. is a Salt Lake City-based integrated energy resources and services company with $2.2 billion in assets.

VISIT QUESTAR'S INTERNET SITE AT: www.questar.com